The Interpublic Group of Companies, Inc.

Offer to Purchase for Cash

Any and All of Its Outstanding

Zero-Coupon Convertible Senior Notes Due 2021

(CUSIP Nos. 460690AP5 and 460690AQ3)

at a price of 82.9876% of their Principal Amount at Maturity

The offer (as defined herein) will expire at 12:00 midnight, New York City time, on April 4, 2003, unless the offer is extended (such time and date with respect to the offer, as it may be extended, the “expiration date”). Tendered notes may be withdrawn at any time prior to the expiration date.

March 10, 2003

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated March 10, 2003 (as the same may be supplemented, modified or amended from time to time, the “offer to purchase”), and a letter of transmittal (the “letter of transmittal”; which, together with the offer to purchase, constitutes the “offer”), relating to the offer by The Interpublic Group of Companies, Inc. (“Interpublic”) to purchase in cash any and all of the outstanding Zero-Coupon Convertible Senior Notes Due 2021 (the “notes”) of Interpublic at a price of 82.9876% of the principal amount at maturity of the notes, upon the terms and subject to the conditions set forth in the offer to purchase and letter of transmittal.

This material relating to the offer is being forwarded to you as the beneficial owner of notes carried by us for your account or benefit but not registered in your name. We are (or our nominee is) the holder of record of notes held by us for your account. A tender of such notes can be made only by us as the holder of record of such notes and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender with respect to any or all of the notes held by us for your account. We urge you to read carefully the offer to purchase and the letter of transmittal and the other materials provided herewith before instructing us to tender your notes. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender notes on your behalf in accordance with the provisions of the offer to purchase.

Tenders of notes may be validly withdrawn at any time prior to the expiration date. Holders who have properly withdrawn their tender of notes prior to the expiration date may re-tender notes at any time on or prior to the expiration date by following the appropriate procedures described in the offer to purchase under the section entitled “Procedures for Tendering Notes.” In the event of a termination of the offer, the notes tendered pursuant to the offer will be promptly returned to the tendering holder.

Your attention is directed to the following:

1.    The purchase price for tendered notes is 82.9876% of the principal amount at maturity of the notes, to be paid in cash.

2.    The offer is for all notes that are outstanding.

3.    If you desire to tender any notes pursuant to the offer and to receive the purchase price for the tendered notes, we must receive your instructions in ample time to permit us to effect a tender of notes on your behalf on or prior to the expiration date.

4.    The consummation of the offer is subject to certain conditions set forth in the offer to purchase, including, among other things, the receipt by Interpublic of gross proceeds of at least $600,000,000 upon completion of the concurrent offer described in the offer to purchase. See “Conditions to the Offer” in the offer to purchase.

5.    Except as provided in the offer to purchase and the instructions to the letter of transmittal, tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of notes by Interpublic pursuant to the offer. However, payments made with respect to notes upon the tender of notes may be subject to information reporting and U.S. federal backup withholding tax if the tendering holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. See “Certain U.S. Federal Income Tax Considerations” in the offer to purchase and Instruction 10 to the letter of transmittal.

If you wish to have us tender any or all of your notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to tender notes held by us and registered in our name for your account.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

Any and All of Its Outstanding

Zero-Coupon Convertible Senior Notes Due 2021

(CUSIP Nos. 460690AP5 and 460690AQ3)

of

Interpublic Group Of Companies, Inc.

at a price of 82.9876% of their Principal Amount at Maturity

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the offer of Interpublic with respect to the notes.

This will instruct you to tender the principal amount at maturity of notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the offer to purchase, dated March 10, 2003, and the related letter of transmittal.

My Account Number With You	Principal Amount at Maturity Tendered*

*	If no amount is indicated, the undersigned will be deemed to have instructed you to tender the entire principal amount at maturity of notes held by the undersigned.

PLEASE SIGN HERE

Name(s) (Please Print)

Address

Area Code and Telephone No.

Employer Identification or Social Security No.

Date

THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.